Exhibit 10.2

JOINT VENTURE AGREEMENT

FOR WIND ENERGY DEVELOPMENT

IN Germany

Summary of Terms

Parties:

Zero Emission People Capital GmbH, (“ZEP”), a German limited liability company, and Xxx GmbH („XX“), a german limited liability company. Both parties shall individually and jointly be referred to as “Party” and “Parties”, respectively.

Purpose of the Agreement:

XX is developing several wind energy projects in Germany (the “Projects”).

ZEP desires to expand its wind energy development activity in Germany, especially for projects with construction timelines in 2012/13.

Therefore, both Parties intend to work together under a joint development agreement, including the conditions of this term sheet agreement (the ”Agreement”).

Projects:

Several wind generation facilities in development in Germany as detailed in Attachment 1 with an approx. nameplate capacity of 6 MW and approximate commercial operation dates (“COD(s)”) in 2012/13, subject to obtaining construction permission according to German BImSchG and all necessary approvals.

For Project details and Project assets, see Attachment 1 (the “Project(s)”).

Project Company/Asset Joint Venture:

Both Parties own the Project(s) 50:50 based on this Agreement, however, the ZEP percentage is subject to milestone Purchase Price payments defined below. XX has set up/will set up a project company (“Project Company”) to hold the development assets for each of the Projects. As per this Agreement, ZEP shall have the right to obtain an ownership interest in the Project Company equal to 50%, subject to the milestone payments defined below.

Purchase Price:	ZEP shall pay the amounts listed in Attachment 3 according to the milestones defined in such Attachment for its 50% ownership in the Project(s) (the “Purchase Price”).
Development:	XX shall develop the Projects under a separate Development Services Agreement (“DSA”) and ZEP shall fund all costs as per defined milestones, Attachment 3.
Construction Ready Project sale:

Both Parties shall be allowed to market a Project that is in development or construction ready to third parties. Upon sale of a Project to such a third party, ZEP shall obtain a first payment equal to the costs paid for such Project to XX until the date of sale (equal to reimbursement of costs). Any additional payments payable by third parties, shall firstly be used to pay subsuppliers for the construction of the wind farms and payments identified as profit margin shall be shared on a 50:50 basis between XX and ZEP.

Alternatively, both Parties shall be allowed to market 50% of the turbine sites to a third party at any time, subject to a first right of refusal of the respective other party. In case XX sells its turbine sites to a third party, it shall pay Windworks 50% of the costs paid by Windworks for the Project so far.

Power Purchase Agreements	(N/A, feed in tariff Country)
Additional Agreements:	The Parties shall agree to enter into a development services agreement (“DSA”) according to the terms of this Agreement within 90 days of signature of this Agreement.
Indemnification:	The DSA will include indemnity and hold harmless provisions that are appropriate for an agreement of this type.
Force Majeure:	The DSA will include force majeure provisions that are appropriate for an agreement of this type.
Default:	Default will occur upon material breach of this Agreement by any Party.
Project Expansion:	In case XX is able to expand the Projects within a 5km radius (“Additional Sites”), ZEP shall have a first right of refusal on purchasing any such Additional Sites at fair market conditions.
Right of first refusal:	In case one Party desires to sells the Project to any third party, the respective other shall have a right of first refusal.
Binding Agreement:	This Agreement shall be binding upon the Parties.
Governing Laws:	German Law

Signature page to follow